Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
On Track Innovations Ltd.

We consent to the use of our report dated March 29, 2007, with respect to the consolidated balance sheets of On Track Innovations Ltd. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the report on Form 6-K of On Track Innovations Ltd. furnished to the Securities and Exchange Commission on March 29, 2007, incorporated herein by reference. Our report refers to a change in the method of accounting for stock-based compensation.

We consent to the use of our report dated March 24, 2006, with respect to the consolidated balance sheets of On Track Innovations Ltd. and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 20-F of On Track Innovations Ltd., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel-Aviv, Israel
April 24, 2007